EXHIBIT 99.1
Vital Energy Announces Fourth-Quarter 2022 Financial and Operating Results
Company Issues 2023 Outlook; Plans to Invest $625 - $675 Million
TULSA, OK - February 21, 2023 - Vital Energy, Inc. (NYSE: VTLE) ("Vital Energy" or the "Company") today announced its fourth-quarter 2022 financial and operating results and provided its 2023 outlook. Supplemental slides have been posted to the Company's website and can be found at www.vitalenergy.com. A conference call and webcast to discuss the results is planned for 7:30 a.m. CT, Wednesday, February 22, 2023. Complete details can be found within this release.
Financial Highlights
•Reported 4Q-22 and Company-record FY-22 net income of $118.2 million and $631.5 million, respectively
•Reported 4Q-22 and Company-record FY-22 cash flows from operating activities of $108.9 million and $829.6 million, respectively
•Generated 4Q-22 and Company-record FY-22 Consolidated EBITDAX1 of $191.1 million and $913.5 million, respectively
•Generated 4Q-22 and Company-record FY-22 Free Cash Flow1 of $36.5 million and $219.9 million, respectively
•Divested certain non-operated properties for ~$110 million
•Repurchased $284.8 million face value of term-debt at 99.3% of par value during FY-22
•Repurchased $37.3 million of common stock at an average price of $76.02 per share during FY-22
•Reduced Net Debt1/Consolidated EBITDAX1 ratio to 1.18x from 2.14x at year-end 2021
Operational Highlights
•Produced 35.9 thousand barrels of oil per day ("MBO/d") and 77.9 thousand barrels of oil equivalent per day ("MBOE/d") in 4Q-22, both above the high-end of guidance
•Incurred capital expenditures of $130 million, excluding non-budgeted acquisitions and leasehold expenditures, in 4Q-22, below guidance range
•Grew 2022 oil production 19% over prior year, primarily related to the acquisition and development of oil-weighted properties
•Maintained approximately eight years of oil-weighted inventory at current activity levels, organically adding locations in Glasscock County
•Published 2022 ESG and Climate Risk Report, reporting Scope 1 GHG emissions intensity and methane intensity reductions of 34% and 63%, respectively, compared to 2019 baseline levels
1Non-GAAP financial measure; please see supplemental reconciliations of GAAP to non-GAAP financial measures at the end of this release.

"Our strong financial performance in 2022 was a direct result of the execution of our strategy to create shareholder value by acquiring and developing oil-weighted properties," commented Jason Pigott, President and Chief Executive Officer. "The assets we acquired since 2019 enabled Vital Energy to capitalize on higher oil prices, drive higher margins, and generate $220 million in Free Cash Flow in 2022. We utilized our Free Cash Flow and divestiture proceeds to reduce term-debt by $285 million and repurchase $37 million of common stock while cutting our leverage ratio almost in half."
"We enter 2023 positioned to build on our recent momentum," continued Pigott. "Both production and capital outperformed expectations in the fourth quarter of 2022 and our 2023 development plan is focused on our top-tier assets in northern Howard County. We recently announced an accretive oil-weighted acquisition that expands our Midland Basin footprint into a prolific area of Upton County, adding additional high-margin production and inventory. Our disciplined development and acquisition strategies have delivered improved financial results and a strengthened balance sheet, laying the foundation for sustainable Free Cash Flow generation and shareholder returns."
Fourth-Quarter 2022 Financial and Operations Summary
Financial Results. The Company reported net income attributable to common stockholders of $118.2 million, or $7.13 per diluted share. Adjusted Net Income1 was $57.8 million, or $3.49 per adjusted diluted share. Consolidated EBITDAX was $191.1 million.
Production. Consistent with preliminary volumes disclosed in early January, Vital Energy's oil and total production during the period averaged 35,887 BO/d and 77,947 BOE/d, respectively. Both oil and total production in fourth-quarter 2022 were above the top-end of Company guidance, driven by outperformance from its base production and the productivity of new wells, as well as less than expected downtime related to offset-operator completions.
Capital Investments. Total incurred capital expenditures were $130 million, excluding non-budgeted acquisitions and leasehold expenditures, below the low-end of guidance as inflationary pressures moderated. Investments included $112 million in drilling and completions, $6 million in infrastructure, including Vital Midstream Services investments, $7 million in other capitalized costs and $5 million in land, exploration and data related costs. Non-budgeted acquisitions and leasehold expenditures (including surface land) totaled $2 million. Vital Energy completed and turned-in-line ("TIL") 13 wells during fourth-quarter 2022.
Operating Expenses. Lease operating expenses ("LOE") during the period were $6.53 per BOE, in line with guidance.
General and Administrative Expenses. General and administrative ("G&A") expenses, excluding long-term incentive plan ("LTIP") expenses, for fourth-quarter 2022 were $2.20 per BOE. Cash and non-cash LTIP expenses were $(0.04) per BOE and $0.25 per BOE, respectively. Cash LTIP expense was below guidance due to the stock price decline in fourth-quarter 2022.

Liquidity. At December 31, 2022, the Company had $70 million drawn on its $1.0 billion senior secured credit facility and cash and cash equivalents of $44 million. At February 17, 2023, the Company had $135 million drawn on its senior secured credit facility and cash and cash equivalents of $16 million.
2023 Outlook
Capital Investments. The 2023 outlook reflects the Company's ongoing focus on capital discipline and maximizing Free Cash Flow. Vital Energy plans to invest $625 - $675 million in 2023, maintaining relatively flat year-over-year activity levels. The Company has estimated cost inflation of approximately 15% over 2022 averages.
Vital Energy expects to operate two drilling rigs throughout the year, two completions crews for the first quarter and one completions crew for the remaining nine months of 2023. The Company's capital plan in 2023 remains focused primarily on high-return projects in Howard County. All ~55 development wells Vital Energy expects to TIL in 2023 are anticipated to be in Howard County.
Production. The Company's activities are expected to result in full-year 2023 oil production of 34.0 - 37.0 MBO/d and total production of 72.0 - 76.0 MBOE/d. Production expectations exclude volumes associated with the Company's recently announced acquisition of producing properties (see below).
Driftwood Acquisition. On February 14, 2023, Vital Energy announced the acquisition of oil-weighted production and inventory from Driftwood Energy for consideration of ~1.58 million shares of Vital Energy common stock and $127.6 million in cash. Upon closing, which is expected in early April 2023, Vital Energy does not anticipate any changes to its activity levels or capital budget. The Company plans to update FY-23 guidance post-closing of the acquisition.
"Our disciplined 2023 investment plan focuses on maximizing Free Cash Flow by concentrating development on our most capital-efficient leasehold," commented Pigott. "This plan holds full-year 2023 average oil production relatively flat with fourth-quarter 2022 levels with no increase in prior-year activity levels. Upon closing of the Driftwood acquisition, we expect to incorporate any activity on the acquired leasehold within our current plan. The Driftwood acquisition furthers our strategy of making accretive acquisitions that extend oil-weighted inventory and grow production without increasing activity levels."
Oil-Weighted Inventory
Vital Energy continues to focus on the strategic acquisition and development of oil-weighted inventory to improve capital efficiency and Free Cash Flow generation. As of year-end 2022, the Company had ~445 high-quality, development ready locations in the Midland Basin with an average breakeven WTI oil price of <$60 per barrel at 2022 average well costs. In 2022, Vital Energy organically replaced a majority of wells developed during the year, adding ~35 oil-weighted locations.
2022 Proved Reserves
Vital Energy's total proved reserves were 302.3 MMBOE (39% oil, 74% developed) at year-end 2022. The standardized measure of discounted net cash flows was $4.8 billion based on SEC benchmark pricing of $90.15 per barrel for oil and $5.20 per MMBtu for natural gas. The PV-10 value was $5.5 billion, utilizing the same benchmark prices.
Proved reserves decreased 16.3 MMBOE from year-end 2021. The decrease is primarily related to forecast revisions of producing wells in the Company's legacy acreage, changes in the development schedule and the divestiture of non-operated properties.
Commitment to ESG
A strong commitment to ESG excellence is a core operating principle of Vital Energy. This commitment is reflected in the board of directors' oversight of programs and policies related to ESG matters and the Company's annual publication of its ESG and Climate Risk Report utilizing standards aligned with five different reporting frameworks. In the Company's 2022 ESG and Climate Risk Report, Vital Energy demonstrated substantial progress towards its 2025 emissions intensity goal of 12.5 metric tons of CO2 equivalent per MBOE produced ("mtCO2/MBOE"), reporting 2021 Scope 1 emissions intensity of 17.26 mtCO2/MBOE. The Company also introduced a 2030 combined Scope 1 & 2 emissions intensity goal of 10.0 mtCO2/MBOE.
Additionally, Vital Energy has incorporated a combination of environmental and safety metrics into executive compensation for four consecutive years, demonstrating the importance of operating sustainably and prioritizing the health of our employees and contractors. In 2022, environmental and safety goals comprised 20% of the executive short-term incentive plan goals. Significantly, in 2022, Vital Energy reported zero employee incidents.
First-Quarter and Full-Year 2023 Guidance
The table below reflects the Company's guidance for total and oil production and incurred capital expenditures for first-quarter and full-year 2023. Production guidance does not include volumes associated with the recently announced acquisition.

	1Q-23E	FY-23E
Total production (MBOE per day)	72.5 - 76.5	72.0 - 76.0
Oil production (MBOPD)	33.0 - 36.0	34.0 - 37.0
Incurred capital expenditures, excluding non-budgeted acquisitions ($ MM)	$210 - $230	$625 - $675

The table below reflects the Company's guidance for select revenue and expense items for first-quarter 2023.

1Q-23E
Average sales price realizations (excluding derivatives):
Oil (% of WTI)	102%
NGL (% of WTI)	24%
Natural gas (% of Henry Hub)	51%

Net settlements received (paid) for matured commodity derivatives ($ MM):
Oil	($1)
NGL	$0
Natural gas	($2)

Selected average costs & expenses:
Lease operating expenses ($/BOE)	$7.50
Production and ad valorem taxes (% of oil, NGL and natural gas sales revenues)	7.50%
Transportation and marketing expenses ($/BOE)	$1.70
General and administrative expenses (excluding LTIP, $/BOE)	$2.40
General and administrative expenses (LTIP cash, $/BOE)	$0.25
General and administrative expenses (LTIP non-cash, $/BOE)	$0.30
Depletion, depreciation and amortization ($/BOE)	$12.25
Conference Call Details
Vital Energy plans to host a conference call at 7:30 a.m. CT on Wednesday, February 22, 2023, to discuss its fourth-quarter financial and operating results and management's outlook, the content of which is not part of this earnings release. A slide presentation providing summary financial and statistical information will be posted to the Company's website. The Company invites interested parties to listen to the call via the Company's website at www.vitalenergy.com, under the tab for "Investor Relations | News & Presentations." Portfolio managers and analysts who would like to participate on the call should dial 800.715.9871, using conference code 5063785. A replay will be available following the call via the Company's website.
About Vital
Vital Energy, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Vital's business strategy is focused on the acquisition, exploration and development of oil and natural gas properties in the Permian Basin of West Texas.
Additional information about Vital may be found on its website at www.vitalenergy.com.
Forward-Looking Statements
This press release and any oral statements made regarding the contents of this release, including in the conference call referenced herein, contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Vital Energy assumes, plans, expects, believes, intends, projects, indicates, enables, transforms, estimates or anticipates (and other similar expressions) will, should or may occur in the future are forward-looking statements. The forward-looking statements are based on management’s current belief, based on currently available information, as to the outcome and timing of future events. Such statements are not guarantees of future performance and involve risks, assumptions and uncertainties.
General risks relating to Vital Energy include, but are not limited to, continuing and worsening inflationary pressures and associated changes in monetary policy that may cause costs to rise; changes in domestic and global production, supply and demand for commodities, including as a result of the coronavirus ("COVID-19") pandemic, actions by the Organization of Petroleum Exporting Countries and other producing countries ("OPEC+") and the Russian-Ukrainian military conflict, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, reduced demand due to shifting market perception towards the oil and gas industry; competition in the oil and gas industry; the ability of the Company to execute its strategies, including its ability to successfully identify and consummate strategic acquisitions at purchase prices that are accretive to its financial results and to successfully integrate acquired businesses, assets and properties, pipeline transportation and storage constraints in the Permian Basin, the effects and duration of the outbreak of disease, such as the COVID-19 pandemic, and any related government policies and actions, long-term performance of wells, drilling and operating risks, the possibility of production curtailment, the impact of new laws and regulations, including those regarding the use of hydraulic fracturing, the impact of legislation or regulatory initiatives intended to address induced seismicity on our ability to conduct our operations; hedging activities, tariffs on steel, the impacts of severe weather, including the freezing of wells and pipelines in the Permian Basin due to cold weather, possible impacts of litigation and regulations, the impact of the Company's transactions, if any, with its securities from time to time, the impact of new environmental, health and safety requirements applicable to the Company's business activities, the possibility of the elimination of federal income tax deductions for oil and gas exploration and development and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2022 and those set forth from time to time in other filings with the Securities and Exchange Commission ("SEC"). These documents are available through Vital Energy's website at www.vitalenergy.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Vital Energy's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Vital Energy can give no assurance that its future results will be as estimated. Any forward-looking statement speaks only as of the date on which such statement is made. Vital Energy does not intend to, and disclaims any obligation to, correct, update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.
The SEC generally permits oil and natural gas companies, in filings made with the SEC, to disclose proved reserves, which are reserve estimates that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, and certain probable and possible reserves that meet the SEC's definitions for such terms. In this press release and the conference call, the Company may use the terms "resource potential," "resource play," "estimated ultimate recovery" or "EURs," "type curve" and "standardized measure," each of which the SEC guidelines restrict from being included in filings with the SEC without strict compliance with SEC definitions. These terms refer to the Company’s internal estimates of unbooked hydrocarbon quantities that may be potentially discovered through exploratory drilling or recovered with additional drilling or recovery techniques. "Resource potential" is used by the Company to refer to the estimated quantities of hydrocarbons that may be added to proved reserves, largely from a specified resource play potentially supporting numerous drilling locations. A "resource play" is a term used by the Company to describe an accumulation of hydrocarbons known to exist over a large areal expanse and/or thick vertical section potentially supporting numerous drilling locations, which, when compared to a conventional play, typically has a lower geological and/or commercial development risk. "EURs" are based on the Company’s previous operating experience in a given area and publicly available information relating to the operations of producers who are conducting operations in these areas. Unbooked resource potential and "EURs" do not constitute reserves within the meaning of the Society of Petroleum Engineer’s Petroleum Resource Management System or SEC rules and do not include any proved reserves. Actual quantities of reserves that may be ultimately recovered from the Company’s interests may differ substantially from those presented herein. Factors affecting ultimate recovery include the scope of the Company’s ongoing drilling program, which will be directly affected by the availability of capital, decreases in oil, natural gas liquids and natural gas prices, well spacing, drilling and production costs, availability and cost of drilling services and equipment, lease expirations, transportation constraints, regulatory approvals, negative revisions to reserve estimates and other factors, as well as actual drilling results, including geological and mechanical factors affecting recovery rates. "EURs" from reserves may change significantly as development of the Company’s core assets provides additional data. In addition, the Company's production forecasts and expectations for future periods are dependent upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling cost increases. "Type curve" refers to a production profile of a well, or a particular category of wells, for a specific play and/or area. The "standardized measure" of discounted future new cash flows is calculated in accordance with SEC regulations and a discount rate of 10%. Actual results may vary considerably and should not be considered to represent the fair market value of the Company’s proved reserves.
This press release and any accompanying disclosures include financial measures that are not in accordance with generally accepted accounting principles ("GAAP"), such as Consolidated EBITDAX, Adjusted Net Income and Free Cash Flow. While management believes that such measures are useful for investors, they should not be used as a replacement for financial measures that are in accordance with GAAP. For a reconciliation of such non-GAAP financial measures to the nearest comparable measure in accordance with GAAP, please see the supplemental financial information at the end of this press release.
Unless otherwise specified, references to "average sales price" refer to average sales price excluding the effects of the Company's derivative transactions.
All amounts, dollars and percentages presented in this press release are rounded and therefore approximate.

Vital Energy, Inc.
Selected operating data

	Three months ended December 31,		Year ended December 31,
	2022	2021	2022	2021
	(unaudited)		(unaudited)
Sales volumes:
Oil (MBbl)	3,302	3,779	13,838	11,619
NGL (MBbl)	1,900	1,976	8,028	8,678
Natural gas (MMcf)	11,812	12,516	49,259	57,175
Oil equivalents (MBOE)(1)(2)	7,171	7,842	30,076	29,827
Average daily oil equivalent sales volumes (BOE/D)(2)	77,947	85,240	82,400	81,717
Average daily oil sales volumes (Bbl/D)(2)	35,887	41,080	37,912	31,833
Average sales prices(2):
Oil ($/Bbl)(3)	$85.31	$76.92	$97.65	$69.32
NGL ($/Bbl)(3)	$19.77	$29.58	$29.22	$22.08
Natural gas ($/Mcf)(3)	$2.50	$4.15	$4.23	$2.63
Average sales price ($/BOE)(3)	$48.64	$51.15	$59.66	$38.46
Oil, with commodity derivatives ($/Bbl)(4)	$68.03	$57.83	$70.32	$52.09
NGL, with commodity derivatives ($/Bbl)(4)	$19.01	$11.07	$24.29	$10.55
Natural gas, with commodity derivatives ($/Mcf)(4)	$2.14	$1.69	$2.83	$1.56
Average sales price, with commodity derivatives ($/BOE)(4)	$39.88	$33.36	$43.48	$26.36
Selected average costs and expenses per BOE sold(2):
Lease operating expenses	$6.53	$4.27	$5.78	$3.42
Production and ad valorem taxes	3.00	2.91	3.69	2.30
Transportation and marketing expenses	2.05	1.71	1.79	1.61
General and administrative (excluding LTIP)	2.20	1.58	1.91	1.54
Total selected operating expenses	$13.78	$10.47	$13.17	$8.87
General and administrative (LTIP):
LTIP cash	$(0.04)	$(0.08)	$0.11	$0.35
LTIP non-cash	$0.25	$0.23	$0.24	$0.22
Depletion, depreciation and amortization	$11.86	$9.51	$10.36	$7.22
_______________________________________________________________________________
(1)BOE is calculated using a conversion rate of six Mcf per one Bbl.
(2)The numbers presented are calculated based on actual amounts that are not rounded.
(3)Price reflects the average of actual sales prices received when control passes to the purchaser/customer adjusted for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point.
(4)Price reflects the after-effects of the Company's commodity derivative transactions on its average sales prices. The Company's calculation of such after-effects includes settlements of matured commodity derivatives during the respective periods and an adjustment to reflect premiums incurred previously or upon settlement that are attributable to commodity derivatives that settled during the respective periods.

Vital Energy, Inc.
Consolidated balance sheets

(in thousands, except share data)	December 31, 2022	December 31, 2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$44,435	$56,798
Accounts receivable, net	163,369	151,807
Derivatives	24,670	4,346
Other current assets	13,317	22,906
Total current assets	245,791	235,857
Property and equipment:
Oil and natural gas properties, full cost method:
Evaluated properties	9,554,706	8,968,668
Unevaluated properties not being depleted	46,430	170,033
Less: accumulated depletion and impairment	(7,318,399)	(7,019,670)
Oil and natural gas properties, net	2,282,737	2,119,031
Midstream service assets, net	85,156	96,528
Other fixed assets, net	42,647	34,590
Property and equipment, net	2,410,540	2,250,149
Derivatives	24,363	32,963
Operating lease right-of-use assets	23,047	11,514
Other noncurrent assets, net	22,373	21,341
Total assets	$2,726,114	$2,551,824
Liabilities and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$102,516	$71,386
Accrued capital expenditures	48,378	50,585
Undistributed revenue and royalties	160,023	117,920
Derivatives	5,960	179,809
Operating lease liabilities	15,449	7,742
Other current liabilities	82,950	99,471
Total current liabilities	415,276	526,913
Long-term debt, net	1,113,023	1,425,858
Asset retirement obligations	70,366	69,057
Operating lease liabilities	9,435	5,726
Other noncurrent liabilities	7,268	10,490
Total liabilities	1,615,368	2,038,044
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized and zero issued as of December 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value, 40,000,000 and 22,500,000 shares authorized, and 16,762,127 and 17,074,516 issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	168	171
Additional paid-in capital	2,754,085	2,788,628
Accumulated deficit	(1,643,507)	(2,275,019)
Total stockholders' equity	1,110,746	513,780
Total liabilities and stockholders' equity	$2,726,114	$2,551,824

Vital Energy, Inc.
Consolidated statements of operations

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
	(unaudited)		(unaudited)
Revenues:
Oil sales	$281,665	$290,696	$1,351,207	$805,448
NGL sales	37,576	58,470	234,613	191,591
Natural gas sales	29,528	51,918	208,554	150,104
Sales of purchased oil	13,378	66,803	119,408	240,303
Other operating revenues	1,984	2,337	7,014	6,629
Total revenues	364,131	470,224	1,920,796	1,394,075
Costs and expenses:
Lease operating expenses	46,847	33,468	173,983	101,994
Production and ad valorem taxes	21,485	22,785	110,997	68,742
Transportation and marketing expenses	14,670	13,439	53,692	47,916
Costs of purchased oil	13,602	67,603	122,118	251,061
General and administrative	17,282	13,619	68,082	62,801
Organizational restructuring expenses	—	—	10,420	9,800
Depletion, depreciation and amortization	85,085	74,592	311,640	215,355
Impairment expense	40	—	40	1,613
Other operating expenses, net	1,829	1,341	8,583	6,381
Total costs and expenses	200,840	226,847	859,555	765,663
Gain (loss) on disposal of assets, net	(6,031)	(8,903)	(1,079)	84,551
Operating income	157,260	234,474	1,060,162	712,963
Non-operating income (expense):
Gain (loss) on derivatives, net	(7,728)	15,372	(298,723)	(452,175)
Interest expense	(28,870)	(31,163)	(125,121)	(113,385)
Loss extinguishment of debt, net	(1,214)	—	(1,459)	—
Other income, net	1,831	645	2,155	1,250
Total non-operating expense, net	(35,981)	(15,146)	(423,148)	(564,310)
Income before income taxes	121,279	219,328	637,014	148,653
Income tax (expense) benefit:
Current	(1,350)	(24)	(6,121)	(1,324)
Deferred	(1,705)	(3,028)	619	(2,321)
Total income tax expense	(3,055)	(3,052)	(5,502)	(3,645)
Net income	$118,224	$216,276	$631,512	$145,008
Net income per common share:
Basic	$7.19	$13.07	$37.88	$10.18
Diluted	$7.13	$12.84	$37.44	$10.03
Weighted-average common shares outstanding:
Basic	16,441	16,545	16,672	14,240
Diluted	16,585	16,846	16,867	14,464

Vital Energy, Inc.
Consolidated statements of cash flows

	Three months ended December 31,		Year ended December 31,
(in thousands)	2022	2021	2022	2021
	(unaudited)		(unaudited)
Cash flows from operating activities:
Net income	$118,224	$216,276	$631,512	$145,008
Adjustments to reconcile net income to net cash provided by operating activities:
Share-settled equity-based compensation, net	2,108	2,066	8,403	7,675
Depletion, depreciation and amortization	85,085	74,592	311,640	215,355
Impairment expense	40	—	40	1,613
(Gain) loss on disposal of assets, net	6,031	8,903	1,079	(84,551)
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	7,728	(15,372)	298,723	452,175
Settlements paid for matured derivatives, net	(62,505)	(129,361)	(486,173)	(320,868)
Premiums received for commodity derivatives	—	—	—	9,041
Amortization of debt issuance costs	1,529	1,538	6,338	5,146
Amortization of operating lease right-of-use assets	6,098	3,702	22,621	13,609
Loss on extinguishment of debt, net	1,214	—	1,459	—
Deferred income tax expense (benefit)	1,705	3,028	(619)	2,321
Other, net	894	1,274	5,494	4,633
Changes in operating assets and liabilities:
Accounts receivable, net	1,843	(29,150)	(9,226)	(87,831)
Other current assets	796	(5,741)	8,370	(8,767)
Other noncurrent assets, net	387	21,503	1,837	(8,782)
Accounts payable and accrued liabilities	16,450	10,045	31,534	31,387
Undistributed revenue and royalties	(89,271)	24,933	42,085	81,201
Other current liabilities	22,859	22,128	(18,503)	33,331
Other noncurrent liabilities	(12,297)	(805)	(26,994)	4,975
Net cash provided by operating activities	108,918	209,559	829,620	496,671
Cash flows from investing activities:
Acquisitions of oil and natural gas properties, net	—	(136,367)	(5,581)	(763,411)
Capital expenditures:
Oil and natural gas properties	(134,865)	(139,515)	(566,989)	(418,362)
Midstream service assets	(273)	(474)	(1,436)	(2,849)
Other fixed assets	(3,610)	(2,705)	(12,711)	(5,931)
Proceeds from dispositions of capital assets, net of selling costs	105,949	—	108,888	393,742
Settlements received for contingent consideration	322	—	1,877	—
Net cash used in investing activities	(32,477)	(279,061)	(475,952)	(796,811)
Cash flows from financing activities:
Borrowings on Senior Secured Credit Facility	120,000	145,000	455,000	570,000
Payments on Senior Secured Credit Facility	(90,000)	(70,000)	(490,000)	(720,000)
Issuance of July 2029 Notes	—	—	—	400,000
Extinguishment of debt	(100,583)	—	(282,902)	—
Proceeds from issuance of common stock, net of offering costs	—	—	—	72,492
Share repurchases	(10,704)	—	(37,290)	—
Stock exchanged for tax withholding	—	(7)	(7,442)	(2,596)
Payments for debt issuance costs	(213)	(89)	(1,938)	(14,686)
Other, net	(447)	—	(1,459)	2,971
Net cash (used in) provided by financing activities	(81,947)	74,904	(366,031)	308,181
Net (decrease) increase in cash and cash equivalents	(5,506)	5,402	(12,363)	8,041
Cash and cash equivalents, beginning of period	49,941	51,396	56,798	48,757
Cash and cash equivalents, end of period	$44,435	$56,798	$44,435	$56,798

Vital Energy, Inc.
Supplemental reconciliations of GAAP to non-GAAP financial measures

Non-GAAP financial measures
The non-GAAP financial measures of Free Cash Flow, Adjusted Net Income, Consolidated EBITDAX, PV-10, Net Debt and Net Debt to Consolidated EBITDAX, as defined by the Company, may not be comparable to similarly titled measures used by other companies. Furthermore, these non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP measures of liquidity or financial performance, but rather should be considered in conjunction with GAAP measures, such as net income or loss, operating income or loss or cash flows from operating activities.
Free Cash Flow (Unaudited)
Free Cash Flow is a non-GAAP financial measure that the Company defines as net cash provided by operating activities (GAAP) before changes in operating assets and liabilities, net, less incurred capital expenditures, excluding non-budgeted acquisition costs. Management believes Free Cash Flow is useful to management and investors in evaluating operating trends in its business that are affected by production, commodity prices, operating costs and other related factors. There are significant limitations to the use of Free Cash Flow as a measure of performance, including the lack of comparability due to the different methods of calculating Free Cash Flow reported by different companies.
The following table presents a reconciliation of net cash provided by operating activities (GAAP) to Free Cash Flow (non-GAAP) for the periods presented:

	Three months ended December 31,		Year ended December 31,
(in thousands)	2022	2021	2022	2021
	(unaudited)		(unaudited)
Net cash provided by operating activities	$108,918	$209,559	$829,620	$496,671
Less:
Change in current assets and liabilities, net	(47,323)	22,215	54,260	49,321
Change in noncurrent assets and liabilities, net	(11,910)	20,698	(25,157)	(3,807)
Cash flows from operating activities before changes in operating assets and liabilities, net	168,151	166,646	800,517	451,157
Less incurred capital expenditures, excluding non-budgeted acquisition costs:
Oil and natural gas properties(1)	127,663	137,892	566,831	444,337
Midstream service assets(1)	363	420	1,595	2,842
Other fixed assets	3,588	3,578	12,150	6,807
Total incurred capital expenditures, excluding non-budgeted acquisition costs	131,614	141,890	580,576	453,986
Free Cash Flow (non-GAAP)	$36,537	$24,756	$219,941	$(2,829)
_____________________________________________________________________________
(1)Includes capitalized share-settled equity-based compensation and asset retirement costs.

Adjusted Net Income (Unaudited)
Adjusted Net Income is a non-GAAP financial measure that the Company defines as net income or loss (GAAP) plus adjustments for mark-to-market on derivatives, premiums paid or received for commodity derivatives that matured during the period, impairment expense, gains or losses on disposal of assets, income taxes, other non-recurring income and expenses and adjusted income tax expense. Management believes Adjusted Net Income helps investors in the oil and natural gas industry to measure and compare the Company's performance to other oil and natural gas companies by excluding from the calculation items that can vary significantly from company to company depending upon accounting methods, the book value of assets and other non-operational factors.
The following table presents a reconciliation of net income (GAAP) to Adjusted Net Income (non-GAAP) for the periods presented:

	Three months ended December 31,		Year ended December 31,
(in thousands, except per share data)	2022	2021	2022	2021
	(unaudited)		(unaudited)
Net income	$118,224	$216,276	$631,512	$145,008
Plus:
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	7,728	(15,372)	298,723	452,175
Settlements paid for matured derivatives, net	(62,763)	(129,361)	(486,753)	(320,868)
Settlements received for contingent consideration	580	—	2,457	—
Net premiums paid for commodity derivatives that matured during the period(1)	—	(10,183)	—	(41,553)
Organizational restructuring expenses	—	—	10,420	9,800
Impairment expense	40	—	40	1,613
(Gain) loss on disposal of assets, net	6,031	8,903	1,079	(84,551)
Loss on extinguishment of debt, net	1,214	—	1,459	—
Income tax expense	3,055	3,052	5,502	3,645
Adjusted income before adjusted income tax expense	74,109	73,315	464,439	165,269
Adjusted income tax expense(2)	(16,304)	(16,129)	(102,177)	(36,359)
Adjusted Net Income (non-GAAP)	$57,805	$57,186	$362,262	$128,910
Net income per common share:
Basic	$7.19	$13.07	$37.88	$10.18
Diluted	$7.13	$12.84	$37.44	$10.03
Adjusted Net Income per common share:
Basic	$3.52	$3.46	$21.73	$9.05
Diluted	$3.49	$3.39	$21.48	$8.91
Adjusted diluted	$3.49	$3.39	$21.48	$8.91
Weighted-average common shares outstanding:
Basic	16,441	16,545	16,672	14,240
Diluted	16,585	16,846	16,867	14,464
Adjusted diluted	16,585	16,846	16,867	14,464
_______________________________________________________________________________
(1)Reflects net premiums paid previously or upon settlement that are attributable to derivatives settled in the respective periods presented.
(2)Adjusted income tax expense is calculated by applying a statutory tax rate of 22% for each of the periods ended December 31, 2022 and 2021.

Consolidated EBITDAX (Unaudited)
Consolidated EBITDAX is a non-GAAP financial measure defined in the Company's Senior Secured Credit Facility as net income or loss (GAAP) plus adjustments for share-settled equity-based compensation, depletion, depreciation and amortization, impairment expense, gains or losses on disposal of assets, mark-to-market on derivatives, accretion expense, interest expense, income taxes and other non-recurring income and expenses. Consolidated EBITDAX is used by the Company’s management for various purposes, including as a measure of operating performance and compliance under the Company's Senior Secured Credit Facility. Additional information on the calculation of Consolidated EBITDAX can be found in the Company's Tenth Amendment to the Senior Secured Credit Facility as filed with the SEC on November 3, 2022.
The following table presents a reconciliation of net income (loss) (GAAP) to Consolidated EBITDAX (non-GAAP) for the periods presented:

	Three months ended				Year ended
(in thousands)	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2022
	(unaudited)
Net income (loss)	$118,224	$337,523	$262,546	$(86,781)	$631,512
Plus:
Share-settled equity-based compensation, net	2,108	1,638	2,604	2,053	8,403
Depletion, depreciation and amortization	85,085	74,928	78,135	73,492	311,640
Impairment expense	40	—	—	—	40
Organizational restructuring expenses	—	10,420	—	—	10,420
(Gain) loss on disposal of assets, net	6,031	(4,282)	(930)	260	1,079
Mark-to-market on derivatives:
(Gain) loss on derivatives, net	7,728	(100,748)	65,927	325,816	298,723
Settlements paid for matured derivatives, net	(62,763)	(124,611)	(174,009)	(125,370)	(486,753)
Settlements received for contingent consideration	580	322	1,555	—	2,457
Accretion expense	933	954	973	1,019	3,879
Interest expense	28,870	30,967	32,807	32,477	125,121
(Gain) loss extinguishment of debt, net	1,214	(553)	798	—	1,459
Income tax expense (benefit)	3,055	(3,768)	7,092	(877)	5,502
Consolidated EBITDAX (non-GAAP)	$191,105	$222,790	$277,498	$222,089	$913,482
PV-10 (Unaudited)
PV-10 is a non-GAAP financial measure that is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. Management believes that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to the Company's estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of the Company's proved oil, NGL and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of proved reserves to other companies. The Company uses this measure when assessing the potential return on investment related to proved oil, NGL and natural gas assets. However, PV-10 is not a substitute for the standardized measure of discounted future net cash flows. The PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of the Company's oil, NGL and natural gas reserves of the property.

(in millions)	December 31, 2022
Standardized measure of discounted future net cash flows	$4,755
Less present value of future income taxes discounted at 10%	(709)
PV-10 (non-GAAP)	$5,464
Net Debt (Unaudited)
Net Debt, a non-GAAP financial measure, is calculated as the face value of long-term debt plus any outstanding letters of credit, less cash and cash equivalents. Management believes Net Debt is useful to management and investors in determining the Company's leverage position since the Company has the ability, and may decide, to use a portion of its cash and cash equivalents to reduce debt. Net Debt as of December 31, 2022 was $1.08 billion.

Net Debt to Consolidated EBITDAX (Unaudited)
Net Debt to Consolidated EBITDAX, a non-GAAP financial measure, is calculated as Net Debt divided by Consolidated EBITDAX, for the previous four quarters, as defined in the Company's Senior Secured Credit Facility. Net Debt to Consolidated EBITDAX is used by the Company’s management for various purposes, including as a measure of operating performance, in presentations to its board of directors and as a basis for strategic planning and forecasting.

Investor Contact:
Ron Hagood
918.858.5504
ron.hagood@vitalenergy.com